UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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CINEDIGM CORP.
(Name of Registrant As Specified In Its Charter)
N/A
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CINEDIGM CORP.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On September 27, 2016

Dear Fellow Stockholders:

We invite you to attend the 2016 Annual Meeting of Stockholders of Cinedigm Corp., a Delaware corporation (the "Company"), which will be held on September 27, 2016, at 2:00 p.m., local time (the "Annual Meeting"), at the offices of Kelley Drye & Warren LLP, 10100 Santa Monica Boulevard, Suite 2300, Los Angeles, California 90067.  At the Annual Meeting, you will be asked to vote on the following proposals (as more fully described in the Proxy Statement accompanying this Notice):
1.	To elect five (5) members of the Company's Board of Directors to serve until the 2017 Annual Meeting of Stockholders (or until successors are elected or directors resign or are removed).
2.	To amend the Company's Certificate of Incorporation to increase the number of shares of common stock authorized for issuance and to designate the additional shares as Class A Common Stock.
3.	To approve an amendment to the Company's Second Amended and Restated 2000 Equity Incentive Plan to increase the total number of shares of Class A Common Stock available for issuance thereunder.
4.	To approve, by non-binding advisory vote, executive compensation.
5.	To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.
6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on August 22, 2016 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

YOUR VOTE IS VERY IMPORTANT.  WE HOPE YOU WILL ATTEND THIS ANNUAL MEETING IN PERSON.  HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES VIA THE INTERNET OR THE TOLL-FREE NUMBER AS DESCRIBED IN THE ENCLOSED MATERIALS.  IF YOU RECEIVED A PROXY CARD BY MAIL, PLEASE SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED.  IF YOU RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT.  PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE.  IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR VOTE BY PROXY WILL NOT BE USED.
BY ORDER OF THE BOARD OF DIRECTORS
Christopher J. McGurk
Chairman of the Board of Directors
New York, New York
Date:  August 29, 2016

CINEDIGM CORP.
902 Broadway, 9th Floor
New York, New York 10010
_________________________________
PROXY STATEMENT
_________________________________
2016 ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 27, 2016

GENERAL
This Proxy Statement is being furnished to the stockholders of CINEDIGM CORP. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board").  The proxies are for use at the 2016 Annual Meeting of Stockholders of the Company to be held on Tuesday, September 27, 2016, at 2:00 p.m., local time, or at any adjournment thereof (the "Annual Meeting").  The Annual Meeting will be held at the offices of Kelley Drye & Warren LLP, 10100 Santa Monica Boulevard, Suite 2300, Los Angeles, California 90067.  The Company's telephone number is (212) 206-8600.
The shares represented by your proxy will be voted at the Annual Meeting as therein specified (if the proxy is properly executed and returned, and not revoked).
The shares represented by your proxy will be voted as indicated on your properly executed proxy.  If no directions are given on the proxy, the shares represented by your proxy will be voted:
FOR the election of the director nominees named herein (Proposal One), unless you specifically withhold authority to vote for one or more of the director nominees, if you are a record holder of your shares.  If you hold your shares through a broker in "street name," your broker will not be allowed to vote on Proposal One unless you direct your broker as to such vote.
FOR amending the Company's Certificate of Incorporation to increase the number of shares of common stock authorized for issuance and to designate the additional shares as Class A Common Stock (Proposal Two).
FOR authorizing an amendment to the Company's Second Amended and Restated 2000 Equity Incentive Plan to increase the total number of shares of Class A Common Stock available for issuance thereunder. (Proposal Three).
FOR the approval of the non-binding advisory vote on executive compensation (Proposal Four).
FOR ratifying the appointment of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017 (Proposal Five).
The Company knows of no other matters to be submitted to the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board may recommend.
These proxy solicitation materials are first being mailed to the stockholders on or about August 29, 2016.

VOTING SECURITIES
Stockholders of record at the close of business on August 22, 2016 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, 8,440,942 shares of the Company's Class A Common Stock, $0.001 par value ("Class A Common Stock"), were issued and outstanding.
Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held as of the Record Date.
All share numbers in these proxy materials reflect the 1-for-10 reverse stock split effected by the Company on May 9, 2016.
QUORUM; ABSTENTIONS; BROKER NON-VOTES
A majority of the aggregate voting power of the outstanding shares of Class A Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business.  If the aggregate voting power of the shares of Class A Common Stock present, in person and by proxy, at the Annual Meeting does not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
Shares of Class A Common Stock that are voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the Annual Meeting for purposes of establishing a quorum.  Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter will also be treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.  Abstentions will be counted for purposes of quorum and will have the same effect as a vote "AGAINST" a proposal.
Broker non-votes (i.e., votes from shares of Class A Common Stock held as of the Record Date by brokers or other custodians as to which the beneficial owners have given no voting instructions) will be counted as "shares present" at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of business so long as the broker can vote on any proposal being considered.  However, brokers cannot vote on their clients' behalf on "non-routine" proposals for which they have not received voting instructions from their clients for such proposals. The vote on Proposals 1, 2, 3 and 4 are considered "non-routine."  Accordingly, broker non-votes will not have any effect with respect to Proposals 1, 2, 3 or 4, as shares that constitute broker non-votes are not considered entitled to vote on these matters.
Brokers do have authority to vote uninstructed shares for or against "routine" proposals. Proposal No. 5, ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017, constitutes a "routine" proposal. Accordingly, a broker may vote uninstructed shares "FOR" or "AGAINST" Proposal No. 5.
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to be included in the Company's Proxy Statement to be issued in connection with the 2017 Annual Meeting of Stockholders, such stockholder proposal must be received by the Company no later than May 1, 2017.  Any such stockholder proposal submitted, including any accompanying supporting statement, may not exceed 500 words, as per Rule 14a-8(d) of the Exchange Act.  Any such stockholder proposals submitted outside the processes of Rule 14a-8 promulgated under the Exchange Act, which a stockholder intends to bring forth at the Company's 2017 Annual Meeting of Stockholders, will be untimely for purposes of Rule 14a-4 of the Exchange Act if received by the Company after July 14, 2017.  All stockholder proposals must be made in writing addressed to the Company's Secretary, Mr. Loffredo, at 902 Broadway, 9th Floor, New York, New York 10010.

REVOCABILITY OF PROXY
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company's Secretary, Mr. Loffredo, a written notice of revocation, a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.  Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.
DISSENTERS' RIGHT OF APPRAISAL
Under Delaware General Corporation Law and the Company's Certificate of Incorporation, stockholders are not entitled to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Annual Meeting.
SOLICITATION
Proxies may be solicited by certain of the Company's directors, executive officers and regular employees, without additional compensation, in person, or by telephone, e-mail or facsimile.  The cost of soliciting proxies will be borne by the Company.  The Company expects to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Class A Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.
Some banks, brokers and other record holders have begun the practice of "householding" notices, proxy statements and annual reports.  "Householding" is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family.  This procedure reduces the volume of duplicate information stockholders receive and also reduces a company's printing and mailing costs.  The Company will promptly deliver an additional copy of any such document to any stockholder who writes or calls the Company.  Alternatively, if you share an address with another stockholder and have received multiple copies of our notices, proxy statements and annual reports, you may contact us to request delivery of a single copy of these materials.  Any such written request should be directed to Investor Relations at 902 Broadway, 9th Floor, New York, New York 10010, (212) 206-8600.
DELIVERY OF PROXY MATERIALS
This Proxy Statement and form of proxy, together with our Annual Report on Form 10-K, are first being delivered to stockholders beginning on or about August 29, 2016. The Annual Report, which is included with this Proxy Statement, is not a part of the proxy solicitation materials. Upon receipt of a written request, the Company will furnish to any stockholder, without charge, an additional copy of such Annual Report.  Any such written request should be directed to the Company's Secretary at 902 Broadway, 9th Floor, New York, New York 10010 or (212) 206-8600. These documents are also included in our filings with the Securities and Exchange Commission (the "SEC"), which you can access electronically at the SEC's website at http://www.sec.gov.
ELECTRONIC ACCESS TO PROXY MATERIALS
In addition to this printed form of proxy, we are also furnishing proxy materials to stockholders over the Internet.  We encourage you to vote via the Internet by following the links to the Proxy Statement and Annual Report, which are both available at www.proxyvote.com.  This Proxy Statement and the Annual Report are available on the Company's website at http://www.cinedigm.com/.
PROPOSAL ONE
 ELECTION OF DIRECTORS
The Board currently consists of five (5) directors.  All of the current members of the Board have been nominated for re-election.  Stockholders and their proxies cannot vote for more than five (5) nominees at the Annual Meeting.  Each nominee has consented to being named as a nominee for election as a director and has agreed to serve if elected; however, if a nominee should withdraw his or her name from consideration for any reason or otherwise become unable to serve before the Annual Meeting, the Board reserves the right to substitute another person as nominee, and the persons named on your proxy card as proxies will vote for any substitute nominated by the Board. At the Annual Meeting, directors will be elected to serve one-year terms expiring at the next annual meeting of stockholders or until their successors are elected or until their earlier resignation or removal.
The directors shall be elected by a majority of the Votes Cast at the Annual Meeting in accordance with our by-laws.  If any nominee is not available for election at the time of the Annual Meeting (which is not anticipated), the proxy holders named in the proxy, unless specifically instructed otherwise in the proxy, will vote for the election of such other person as the existing Board may recommend, unless the Board decides to reduce the number of directors of the Company.  Certain information about the nominees to the Board is set forth below.
Christopher J. McGurk, 59, has been the Company's Chief Executive Officer and Chairman of the Board since January 2011.  Mr. McGurk was the founder and Chief Executive Officer of Overture Films from 2006 until 2010 and also the Chief Executive Officer of Anchor Bay Entertainment, which distributed Overture Films' products to the home entertainment industry.  From 1999 to 2005, Mr. McGurk was Vice Chairman of the Board and Chief Operating Officer of Metro-Goldwyn-Mayer Inc. ("MGM"), acting as the company's lead operating executive until MGM was sold for approximately $5 billion to a consortium of investors.  Mr. McGurk joined MGM from Universal Pictures, where he served in various executive capacities, including President and Chief Operating Officer, from 1996 to 1999.  From 1988 to 1996, Mr. McGurk served in several senior executive roles at The Walt Disney Studios, including Studios Chief Financial Officer and President of The Walt Disney Motion Picture Group.  Mr. McGurk has previously served on the boards of BRE Properties, Inc., DivX Inc., DIC Entertainment, Pricegrabber.com, LLC and MGM Studios, Inc. Mr. McGurk's extensive career in various sectors of the theatrical production and exhibition industry will provide the Company with the benefits of his knowledge of and experience in this field, as well as his wide-spread contacts within the industry.

Peter C. Brown, 57, has been a member of the Board since September 2010. He is Chairman of Grassmere Partners, LLC, a private investment firm, which he founded in 2009. Prior to founding Grassmere Partners, Mr. Brown served as Chairman of the Board, Chief Executive Officer and President of AMC Entertainment Inc. ("AMC"), one of the world's leading theatrical exhibition companies, from July 1999 until his retirement in February 2009. He joined AMC in 1990 and served as AMC's President from January 1997 to July 1999 and Senior Vice President and Chief Financial Officer from 1991 to 1997. Mr. Brown currently serves on the board of EPR Properties (NYSE: EPR), a specialty real estate investment trust (REIT).  Mr. Brown also serves as a director of CenturyLink (NYSE: CTL), a global leader in communications, hosting, cloud and IT services.  Past additional public company boards include: National CineMedia, Inc., Midway Games, Inc., LabOne, Inc., and Protection One, Inc.  Mr. Brown's extensive experience in the theatrical exhibition and entertainment industry and other public company boards provides the Board with valuable knowledge and insight relevant to the Company's business.

Ronald L. Chez, 75, has been a member of the Board since July 2016. Prior to that, Mr. Chez served as Strategic Advisor to the Company since July 2015, pursuant to which he advised the Company on strategic transactions, operational issues and opportunities.  Mr. Chez is the President and sole owner of Ronald L. Chez, Inc., a corporation that provides financial management consulting, invests in public and private companies, and structures new ventures. He is Co-Chairman of Merriman Capital, and is the Chairman of EpiWorks, Inc., a manufacturer of compound semi-conductors based in Champaign, Illinois. He is Chairman of the Chez Family Foundation, which has been involved in numerous philanthropic activities, including: the Chicago Youth Success Foundation (CYSF), which provided Chicago's public high schools with a broader range of extracurricular activities; The Chez Family Scholarship Fund, based at the University of Illinois, which assists economically disadvantaged students from the inner city; the Center for Urological Health at NorthShore University Health Systems; and the Chez Center for Wounded Veterans in Higher Education, which is located at the University of Illinois. Mr. Chez is nominated pursuant to Amendment No. 1, dated July 14, 2016 (the "Settlement Amendment"), to the Settlement Agreement dated July 30, 2015 among the Company, Mr. Chez, Zvi Rhine and certain of their affiliates (the "Settlement Agreement"). Pursuant to the Settlement Amendment, Mr. Chez will be nominated and recommended for election to the Board of Directors for the period of time until Mr. Chez's beneficial ownership of Cinedigm securities drops below 5%. Mr. Chez brings deep business and financial expertise to the Company.

Patrick W. O'Brien, 69, has been a member of the Board since July 2015. He currently serves as the Managing Director & Principal of Granville Wolcott Advisors, a company he formed in 2009 which provides business consulting, due diligence and asset management services for public and private clients. From 2005 to 2009, Mr. O'Brien was a Vice President - Asset Management for Bental-Kennedy Associates Real Estate Counsel where he represented pension fund ownership interests in hotel real estate investments nationwide. Mr. O'Brien also serves on the board of directors of Merriman Holdings, Inc. During the past five years, Mr. O'Brien served on the boards of Ironclad Performance Wear, Inc. He brings to the Board his seasoned executive and business expertise in private and public companies with an emphasis on financial analysis and business development.

Zvi M. Rhine, 36, has been a member of the Board since July 2015. He is the principal and managing member of Sabra Capital Partners which he founded in 2012, a multi-strategy hedge fund that focuses on event-driven, value and special situations investments primarily in North America. He was previously Vice President at The Hilco Organization from 2009 to 2012 and has also served in various roles at Boone Capital, Banc of America Securities and Piper Jaffray. Mr. Rhine also serves as the CFO and a director of Global Healthcare Real Estate Investment Trust. Mr. Rhine brings to the Board extensive experience in the securities industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE.
PROPOSAL TWO
AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO
 INCREASE THE AMOUNT OF STOCK AUTHORIZED
AND TO DESIGNATE THE ADDITIONAL SHARES
AS CLASS A COMMON STOCK

The Company's Certificate of Incorporation currently authorizes the issuance of a total of 37,241,000 shares of capital stock.  Of such shares, 21,000,000 are designated as Class A Common Stock; 1,241,000 are designated as Class B Common Stock; and 15,000,000 are designated as preferred stock.  As of August 22, 2016, there were 8,440,942 shares of Class A Common Stock issued and outstanding and 277,244 shares of Class A Common Stock issued but not outstanding, which shares are held in treasury and are available for re-issuance by the Company.  As of August 22, 2016, there were no shares of Class B Common Stock issued and outstanding, and no remaining shares of Class B Common Stock available for issuance.  With respect to the 15,000,000 shares of authorized preferred stock, 20 are designated as Series A 10% non-voting cumulative preferred stock, of which seven (7) are issued and outstanding and one (1) was issued but is no longer outstanding, and 1,000,000 are designated as Series B Junior Participating Preferred Stock, none of which are issued or outstanding.

In addition to the 8,440,942 shares of Class A Common Stock currently outstanding, the Company has 8,872,172 shares of Class A Common Stock reserved for issuance pursuant to (a) the exercise of outstanding warrants, (b) the Company's Second Amended and Restated Equity Incentive Plan (the "Plan"), including outstanding stock options granted thereunder, (c) the exercise of outstanding inducement stock options that were granted outside of the Plan, and (d) the conversion of the Company's 5.5% Convertible Notes.

The aggregate number of outstanding and reserved shares of Class A Common Stock is 17,313,114, leaving only 3,686,886 shares of Class A Common Stock for future issuances.  Such future issuances could include the sale of securities in order to raise capital, the payment of consideration in acquisitions, additional shares issued in connection with grants made to employees under new or expanded existing compensation plans or arrangements, and other uses not currently anticipated.  Accordingly, the Company is proposing to increase the number of authorized shares of the Company's stock by 4,000,000 from 37,241,000 to 41,241,000 shares with all of the additional shares being designated as Class A Common Stock, so that the number of shares of Class A Common Stock would increase from 21,000,000 to 25,000,000 shares. The language of the new Section 4.1 of the Certificate of Incorporation is attached hereto as Appendix A. If this Proposal Two is approved, such language would be contained in an amendment to the Certificate of Incorporation. Company believes that such increase and designation is in the best interests of the Company and its stockholders, as it would provide the Company with flexibility and alternatives in structuring future transactions, and that it would be detrimental to the Company and its stockholders if the Company were unable to issue shares of Class A Common Stock at such times and upon terms as the Board deems necessary or appropriate.

This amendment would not change any of the rights, restrictions, terms or provisions relating to the Class A Common Stock or the preferred stock.  Under the General Corporation Law of the State of Delaware, stockholders are not entitled to appraisal rights with respect to this amendment.  The Company will not independently provide stockholders with any such right.  Additionally, holders of Class A Common Stock do not have any preemptive rights with respect to the issuance of Class A Common Stock.

Future issuances of Class A Common Stock could affect stockholders.  Any future issuance of Class A Common Stock, other than on a pro-rata basis, would dilute the percentage ownership and voting interest of the then current stockholders.

There is a potential anti-takeover effect with respect to this amendment.  The increased number of unissued and authorized shares of Class A Common Stock could, under certain circumstances, have an anti-takeover effect by, for example, permitting issuances that would dilute the percentage ownership and voting interest of a person seeking to effect a change in the composition of the Board, contemplating a tender or exchange offer or contemplating the combination of the Company with another company.  However, this amendment is not being proposed in response to any effort of which management is aware to accumulate Class A Common Stock or obtain control of the Company.  Other than this amendment, the Board does not currently contemplate recommending the adoption of any other amendments to the Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

The Company does not have any plans, proposals or arrangements to issue for any purpose, including future acquisitions and/or financings, any of the shares of Class A Common Stock that would become newly available for issuance following the increase of the Company's authorized shares of Class A Common Stock.

This proposal requires approval by a majority of the votes entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AMOUNT OF STOCK AUTHORIZED AND TO DESIGNATE THE ADDITIONAL SHARES AS CLASS A COMMON STOCK.

PROPOSAL THREE
AMENDMENT TO SECOND AMENDED AND RESTATED
 2000 EQUITY INCENTIVE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES OF CLASS A COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER
Our Board adopted the Company's 2000 Equity Incentive Plan (as subsequently amended, "the Plan"), on June 1, 2000 and, in July 2000, our stockholders approved the Plan by written consent.  The Plan has been amended and restated various times since its inception.  Under the Plan, we may grant incentive and nonqualified stock options, stock, restricted stock, restricted stock units ("RSUs"), stock appreciation rights ("SARs"), performance awards and other equity-based awards.  The Plan is administered by the Compensation Committee and currently has an expiration date of June 1, 2020.
The Plan currently authorizes up to 1,430,000 shares of the Company's Class A Common Stock for issuance pursuant to awards made under the Plan.  The Company believes that the availability of an additional 950,000 shares of the Company's Class A Common Stock under the Plan is in the best interests of the Company and its stockholders because the availability of an adequate equity incentive program is an important factor in attracting and retaining qualified officers, directors and employees essential to the success of the Company (whether through acquisitions or otherwise) and in aligning their long-term interests with those of the stockholders.  The increase in the number of shares of Class A Common Stock available for issuance under the Plan will permit the Company to continue the operation of the Plan for the benefit of new participants (either new hires to current operations or employees of acquired companies), as well as to allow additional awards to current participants.  Participants under the Plan may include officers, directors and employees of the Company, as well as consultants to the Company under certain circumstances.

Pursuant to this proposal, in the form of the amendment attached hereto as Appendix B, the Board proposes to amend the Plan to increase the number of shares of Class A Common Stock authorized for issuance under the Plan from 1,430,000 to 2,380,000.
This proposal requires approval by a majority of the Votes Cast at the Annual Meeting. If approved by stockholders, the proposed amendment to the Plan would become effective promptly after such approval.  As of August 22, 2016, 784,045 shares had been issued under the Plan (upon stock grants, settlements of restricted stock units and exercise of stock options) and stock option grants under the Plan covering 346,268 shares of Class A Common Stock were outstanding, resulting in only 299,687 shares remaining available for future grants under the Plan. If the proposed amendment to the Plan is not approved, the Plan will continue as currently in effect until otherwise amended in accordance with its terms.
Under the Plan, no participant may be granted incentive stock options with an aggregate fair market value, as of the date on which such options were granted, of more than $100,000 becoming exercisable for the first time in any given calendar year.  Options granted under the Second Amended and Restated Plan expire ten years following the date of grant (or such shorter period of time as may be provided in a stock option agreement or five years in the case of incentive stock options granted to stockholders who own greater than 10% of the total combined voting power of the Company) and are subject to restrictions on transfer.  Options granted under the Plan generally vest over periods up to three years.  The Plan is administered by the Compensation Committee, and may be amended or terminated by the Board, although no amendment or termination may adversely affect the right of any individual with respect to any outstanding option without the consent of such individual.
The Plan provides for the granting of incentive stock options with exercise prices of not less than 100% of the fair market value of the Company's Class A Common Stock on the date of grant.  Incentive stock options granted to stockholders of more than 10% of the total combined voting power of the Company must have exercise prices of not less than 110% of the fair market value of the Company's Class A Common Stock on the date of grant.  Incentive and non-qualified stock options granted under the Second Amended and Restated Plan are subject to vesting provisions, and exercise is subject to the continuous service of the optionee, except for consultants who may receive fully vested awards for services already performed.  The exercise prices and vesting periods (if any) for non-qualified stock options may be set at the discretion of the Board or the Compensation Committee.  Upon a change of control of the Company, all options (incentive and non‑qualified) that have not previously vested will vest immediately and become fully exercisable.  In connection with the grants of options under the Plan, the Company and the participants have executed stock option agreements setting forth the terms of the grants.  Options covering no more than 500,000 shares may be granted to one participant during any calendar year unless pursuant to a multi-year award, in which case no more than options covering 500,000 shares per year of the award may be granted, and during which period no additional options may be granted to such participant.
The Plan also provides for the granting of Class A Common Stock, restricted Class A Common Stock, stock appreciation rights, restricted stock units and performance awards.  Grants of restricted stock and restricted stock units are subject to vesting requirements, generally vesting over periods up to three years, determined by the Compensation Committee and set forth in notices to the participants.  Grants of stock, restricted stock and restricted stock units shall not exceed 40% of the total number of shares available to be issued under the Plan.
Stock appreciation rights ("SARs") consist of the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time.  Upon exercise, SARs may be paid in cash or shares of Class A Common Stock or a combination thereof.  Grants of SARs are subject to vesting requirements, similar to those of stock options, determined by the Compensation Committee and set forth in agreements between the Company and the participants.  Restricted stock units ("RSUs") shall be similar to restricted stock except that no Class A Common Stock is actually awarded to the Participant on the grant date of the RSUs and the Compensation Committee shall have the discretion to pay such RSUs upon vesting in cash or shares of Class A Common Stock or a combination thereof.
Performance awards consist of awards of stock and other equity-based awards that are valued in whole or in part by reference to, or are otherwise based on, the market value of the Class A Common Stock, or other securities of the Company, and may be paid in shares of Class A Common Stock, cash or another form of property as the Compensation Committee may determine.  Grants of performance awards shall entitle participants to receive an award if the measures of performance established by the Committee are met.  Such measures shall be established by the Compensation Committee but the relevant measurement period for any performance award must be at least 12 months.  Grants of performance awards shall not cover the issuance of shares that would exceed 20% of the total number of shares available to be issued under the Plan, and no more than 500,000 shares pursuant to any performance awards shall be granted to one participant in a calendar year unless pursuant to a multi-year award.  The terms of grants of performance awards would be set forth in agreements between the Company and the participants.
Our Class A Common Stock is listed for trading on The Nasdaq Global Market ("Nasdaq")  under the symbol "CIDM".  The last reported closing price per share of our Class A Common Stock as reported by Nasdaq on August 22, 2016 was $1.80 per share.
The Company does not have any plans, proposals or arrangements to make grants or issue any of the shares of Common Stock that would become newly available for issuance under the Plan following the increase proposed in this Proposal Three, other than grants and issuances made in the ordinary course. If approved, this Proposal Three will be implemented even if the increase in authorized Class A common stock in Proposal Two is not approved, unless the Board determines otherwise.
Federal Income Tax Consequences
The federal income tax consequences of the issuance and/or exercise of awards under the Plan are as described below.  The following information is not a definitive explanation of the tax consequences of the awards, and recipients should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.  Tax consequences will also vary depending upon the jurisdiction where the recipient of the award may reside.
Incentive Stock Options
No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised, provided that the optionee may incur alternative minimum tax liability upon exercise.  The optionee will, however, recognize taxable income in the year in which the purchased shares of Class A Common Stock are sold or otherwise made the subject of a taxable disposition.
For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying.  A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares of Class A Common Stock for more than two (2) years after the option grant date and more than one (1) year after the exercise date.  If either of these two holding periods is not satisfied, then a disqualifying disposition will result.
Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares.  If there is a disqualifying disposition of the shares of Class A Common Stock (or the option otherwise ceases to qualify as an incentive stock option), then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee.
If the optionee makes a disqualifying disposition of the purchased shares of Class A Common Stock (or the option otherwise ceases to qualify as an incentive stock option), then the Company will be eligible for an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee with respect to the exercised option.  Otherwise the Company will not be allowed a deduction with respect to the purchased shares of Class A Common Stock.
Nonqualified Stock Options
No taxable income is recognized by an optionee upon the grant of a non-qualified stock option.  The optionee will in general recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares of Class A Common Stock on the exercise date over the exercise price paid for the shares, and tax withholding requirements will apply to such income.
The Company will be eligible for an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-qualified stock option, subject to certain limitations described below.  The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.
Restricted Shares
A recipient will not be taxed at the date of an award of restricted shares, provided that the restricted shares are subject to substantial risk of forfeiture, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse.  However, the recipient of restricted shares may elect, within 30 days after transfer of such shares to the recipient, under Section 83(b) of the Internal Revenue Code, to include in income, at ordinary income tax rates, the fair market value of the restricted shares as of the date of such transfer.  At the time the shares are included in income, the Company will be eligible for a corresponding deduction, subject to certain limitations described below.  Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer).
Stock Appreciation Rights
A recipient who is granted a SAR will not recognize any taxable income on the receipt of the SAR.  Upon the exercise of an SAR, (a) the recipient will recognize ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price for the SAR and (b) the Company will be eligible for a deduction on the date of exercise in an amount equal to the ordinary income recognized by the recipient, subject to certain limitations described below.
Restricted Stock Units
A recipient who is granted an RSU will not recognize any taxable income on the receipt of the RSU.  Upon the vesting of an RSU, (a) the recipient will recognize ordinary income equal to the cash paid or the fair market value of the shares issued at the time the RSUs are paid out and (b) the Company will be eligible for a deduction in an amount equal to the ordinary income recognized by the recipient, subject to certain limitations described below.
Performance Awards and Stock Awards
A recipient will recognize ordinary income equal to any cash that is paid and the fair market value of the Class A Common Stock (on the date that the shares are first transferable and not subject to a substantial risk of forfeiture) that is received in settlement of an award of performance units or as a stock award and the Company will be eligible for a deduction in an amount equal to the ordinary income recognized by the recipient, subject to certain limitations described below.
Effects on the Company
The Company generally will be eligible for a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR or upon the taxability to the recipient of restricted stock, restricted stock units, or the settlement of a performance award (subject to tax limitations on the Company's deductions in any year that certain remuneration paid to certain executives exceeds $1 million).  The amount of the deduction is equal to the ordinary income recognized by the recipient.  The Company will not be entitled to a federal income tax deduction on account of the grant or the exercise of an incentive stock option unless the recipient has made a "disqualifying disposition" of the shares acquired on exercise of the incentive stock option or the option otherwise ceased to qualify as an incentive stock option, in which case the Company will be entitled to a deduction at the same time and in the same amount as the recipient's recognition of ordinary income.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO THE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES OF CLASS A COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER.

PROPOSAL FOUR
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the "Dodd-Frank Act"), enable our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail in the section entitled, "Compensation Discussion and Analysis", we believe that executive compensation should be focused on promoting Company performance and stockholder value.  To achieve these goals our executive compensation program emphasizes pay for performance and aligning the interests of our executives with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership.  In addition, our executive compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success.  Please read the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and accompanying narrative for a detailed description of the fiscal year 2015 compensation of our named executive officers.  We believe that the 2016 compensation of each of our named executive officers was reasonable and appropriate and aligned with the Company's 2016 results and the achievement of the objectives of our executive compensation program.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers.  This vote is advisory only and is not binding on the Company or the Board.  Although the vote is non-binding, our Board values the opinions of our stockholders and the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

This proposal requires approval by a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote thereat.

Accordingly, we ask our stockholders to vote in favor of the following resolution:

"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission."

THE BOARD RECOMMENDS A VOTE "FOR" APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FIVE
 RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board has selected the firm of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017, subject to ratification by our stockholders at the Annual Meeting.  EisnerAmper LLP has been our independent registered public accounting firm since the fiscal year ended March 31, 2006.  A representative of EisnerAmper LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if desired, and respond to appropriate questions.
This proposal requires approval by a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote thereat.

More information about our independent registered public accounting firm is available under the heading "Independent Registered Public Accounting Firm" on page 32 below.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF EISNERAMPER LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2017.
OTHER MATTERS
The Board does not know of any other matters that may be brought before the Annual Meeting.  However, if any such other matters are properly brought before the Annual Meeting, the proxies may use their own judgment to determine how to vote your shares.
MATTERS RELATING TO OUR GOVERNANCE
Board of Directors
The Board oversees the Company's risk management including understanding the risks the Company faces and what steps management is taking to manage those risks, as well as understanding what level of risk is appropriate for the Company.  The Board's role in the Company's risk oversight process includes receiving regular updates from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, human resources, employment, and strategic risks.
The Company's leadership structure consists of the combined role of Chairman of the Board and Chief Executive Officer and a separate Lead Independent Director.  Mr. O'Brien currently serves as our Lead Independent Director.  The Lead Independent Director's responsibilities include presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, serving as a liaison between the Chairman and the independent directors, reviewing information sent to the Board, consulting with the Nominating Committee with regard to the membership and performance evaluations of the Board and Board committee members, calling meetings of and setting agendas for the independent directors, and serving as liaison for communications with stockholders.
The Board intends to meet at least quarterly and the independent directors serving on the Board intend to meet in executive session (i.e., without the presence of any non-independent directors and management) immediately following regularly scheduled Board meetings.  During the fiscal year ended March 31, 2016 (the "Last Fiscal Year"), the Board held four (4) meetings and the Board members acted two (2) times by unanimous written consent in lieu of holding a meeting.  Each current member of the Board, who was then serving, attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which they served in the Last Fiscal Year.  No individual may be nominated for election to the Board after his or her 73rd birthday, except that the board has waived such limitation with respect to Mr. Chez.  Messrs. Brown, O'Brien and Rhine are considered "independent" under the rules of the SEC and Nasdaq.
The Board currently does not provide a formal process for stockholders to send communications to the Board.  In the opinion of the Board, it is appropriate for the Company not to have such a process in place because the Board believes there is currently not a need for a formal policy due to, among other things, the limited number of stockholders of the Company.  While the Board will, from time to time, review the need for a formal policy, at the present time, stockholders who wish to contact the Board may do so by submitting any communications to the Company's Secretary, Mr. Loffredo, 902 Broadway, 9th Floor, New York, New York 10010, with an instruction to forward the communication to a particular director or the Board as a whole.  Mr. Loffredo will receive the correspondence and forward it to any individual director or directors to whom the communication is directed.
The Company does not currently have a policy in place regarding attendance by Board members at the Company's annual meetings.  However, each of the current directors, who was then serving, attended the 2015 Annual Meeting of Stockholders, and each director who is standing for re-election currently intends to attend this Annual Meeting.

The Board has three standing committees, consisting of an Audit Committee, a Compensation Committee and a Nominating Committee.
Audit Committee
The Audit Committee consists of Messrs. Brown, O'Brien and Rhine.  Mr. Rhine is the Chair of the Audit Committee.  The Audit Committee held five (5) meetings in the Last Fiscal Year.  The Audit Committee has met with the Company's management and the Company's independent registered public accounting firm to review and help ensure the adequacy of its internal controls and to review the results and scope of the auditors' engagement and other financial reporting and control matters.  Mr. Rhine is financially literate and financially sophisticated, as those terms are defined under the rules of Nasdaq.  Mr. Rhine is deemed to be an "audit committee financial expert" under applicable SEC rules.  Messrs. Brown, O'Brien and Rhine are considered "independent" under the rules of the SEC and Nasdaq.
The Audit Committee has adopted a formal written charter (the "Audit Charter").  The Audit Committee is responsible for ensuring that the Company has adequate internal controls and is required to meet with the Company's auditors to review these internal controls and to discuss other financial reporting matters.  The Audit Committee is also responsible for the appointment, compensation and oversight of the auditors.  Additionally, the Audit Committee is responsible for the review and oversight of all related party transactions and other potential conflict of interest situations between the Company and its officers, directors, employees and principal stockholders.  The Audit Charter is available on the Company's Internet website at www.cinedigm.com.
Compensation Committee
The Compensation Committee consists of Messrs. Brown, O'Brien and Rhine.  Mr. O'Brien is the Chair of the Compensation Committee. The Compensation Committee met five (5) times during the Last Fiscal Year.  The Compensation Committee approves the compensation package of the Company's Chief Executive Officer and, based on recommendations by the Company's Chief Executive Officer, approves the levels of compensation and benefits payable to the Company's other executive officers, reviews general policy matters relating to employee compensation and benefits and recommends to the entire Board, for its approval, stock option and other equity-based award grants to its executive officers, employees and consultants and discretionary bonuses to its executive officers and employees.  The Compensation Committee has the authority to appoint and delegate to a sub-committee the authority to make grants and administer bonus and compensation plans and programs.  Messrs. Brown , O'Brien and Rhine are considered "independent" under the rules of the SEC and Nasdaq.
The Compensation Committee has adopted a formal written charter (the "Compensation Charter").  The Compensation Charter sets forth the duties, authorities and responsibilities of the Compensation Committee.  The Compensation Charter is available on the Company's Internet website at www.cinedigm.com.
The Compensation Committee, when determining executive compensation (including under the executive compensation program, as discussed below under the heading Compensation Discussion and Analysis), evaluates the potential risks associated with the compensation policies and practices.  The Compensation Committee believes that the Company's compensation programs are designed with an appropriate balance of risk and reward in relation to the Company's overall compensation philosophy and do not encourage excessive or unnecessary risk-taking behavior.  In general, the Company compensates its executives in a combination of cash and stock options.  The stock options contain vesting provisions, typically of proportional annual vesting over a three- or four-year period which encourages the executives, on a long-term basis, to strive to enhance the value of such compensation as measured by the trading price of the Class A Common Stock.  The Compensation Committee does not believe that this type of compensation encourages excessive or unnecessary risk-taking behavior.  As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.  The Company intends to recapture compensation as required under the Sarbanes-Oxley Act.  However, there have been no instances where it needed to recapture any compensation.
During the Last Fiscal Year, the Compensation Committee engaged Aon Hewitt, a compensation consulting firm.  The consultant met with the Compensation Committee multiple times during the Last Fiscal Year and provided guidance for cash and equity bonus compensation to executive officers and directors, which the Compensation

Committee considered in reaching its determinations of such compensation.  In addition, the consultant was available to respond to specific inquiries throughout the year.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of Messrs. Brown , O'Brien and Rhine. Mr. O'Brien is the current Chair of the Compensation Committee.  None of such members was, at any time during the Last Fiscal Year or at any previous time, an officer or employee of the Company.
None of the Company's directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of the Company's board of directors.  No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K.
Nominating Committee
The Nominating Committee consists of Messrs. Brown, O'Brien and Rhine.  Mr. Brown is the Chair of the Nominating Committee.  The Nominating Committee held four (4) meetings during the Last Fiscal Year.  The Nominating Committee evaluates and approves nominations for annual election to, and to fill any vacancies in, the Board and recommends to the Board the directors to serve on committees of the Board.  The Nominating Committee also approves the compensation package of the Company's directors.  Messrs. Brown, O'Brien and Rhine are considered "independent" under the rules of the SEC and Nasdaq.
The Nominating Committee has adopted a formal written charter (the "Nominating Charter").  The Nominating Charter sets forth the duties and responsibilities of the Nominating Committee and the general skills and characteristics that the Nominating Committee employs to determine the individuals to nominate for election to the Board.  The Nominating Charter is available on the Company's Internet website at www.cinedigm.com.
The Nominating Committee will consider any candidates recommended by stockholders.  In considering a candidate submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate.  Nevertheless, the Board may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and/or the Board does not perceive a need to increase the size of the Board.  Stockholders should submit any recommendations of director candidates for the Company's 2015 Annual Meeting of Stockholders to the Company's Secretary, Mr. Loffredo, at 902 Broadway, 9th Floor, New York, New York 10010 in accordance with the procedures set forth above under the heading "Deadline for Receipt of Stockholder Proposals to be Presented at Next Annual Meeting."
There are no specific minimum qualifications that the Nominating Committee believes must be met by a Nominating Committee-recommended director nominee.  However, the Nominating Committee believes that director candidates should, among other things, possess high degrees of integrity and honesty; have literacy in financial and business matters; have no material affiliations with direct competitors, suppliers or vendors of the Company; and preferably have experience in the Company's business and other relevant business fields (for example, finance, accounting, law and banking).  The Nominating Committee considers diversity together with the other factors considered when evaluating candidates but does not have a specific policy in place with respect to diversity.
Members of the Nominating Committee meet in advance of each of the Company's annual meetings of stockholders to identify and evaluate the skills and characteristics of each director candidate for nomination for election as a director of the Company.  The Nominating Committee reviews the candidates in accordance with the skills and qualifications set forth in the Nominating Charter and the rules of Nasdaq.  There are no differences in the manner in which the Nominating Committee evaluates director nominees based on whether or not the nominee is recommended by a stockholder.

Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for its non-employee directors, pursuant to which the non-employee directors are required to acquire, within three (3) years, and maintain until separation from the Company, shares equal in value to a minimum of three (3) times the aggregate value of the annual cash and stock retainer (not including committee or per-meeting fees) payable to such director.  Shares acquired as Board retainer fees and shares owned by an investment entity with which a non-employee director is affiliated may be counted toward the stock ownership requirement.  All of the Company's non-employee directors are currently in compliance with the stock ownership guidelines.
Code of Business Conduct and Ethics
We have adopted a code of ethics applicable to all members of the Board, executive officers and employees.  Such code of ethics is available on our Internet website, www.cinedigm.com.  We intend to disclose any amendment to, or waiver of, a provision of our code of ethics by filing a Current Report on Form 8-K with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of August 22, 2016, the Company's directors, executive officers and principal stockholders beneficially own, directly or indirectly, in the aggregate, approximately 55.5% of its outstanding Class A Common.  These stockholders have significant influence over the Company's business affairs, with the ability to control matters requiring approval by the Company's stockholders, including the proposals set forth in this Proxy Statement as well as approvals of mergers or other business combinations.

The following table sets forth as of August 22, 2016, certain information with respect to the beneficial ownership of the Class A Common Stock as to (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Class A Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Chief Executive Officer, its two other most highly compensated individuals who were serving as executive officers at the end of the Last Fiscal Year and one former executive officer who would have been one of the two most highly compensated individuals had he been serving as an executive officer at the end of the Last Fiscal Year, for services rendered in all capacities during the Last Fiscal Year (the "Named Executives"), and (iv) all of the Company's directors and executive officers as a group.

CLASS A COMMON STOCK
Name (a)	Shares Beneficially Owned (b)
	Number		Percent
Christopher J. McGurk	711,740	(c)	7.9%
Jeffrey S. Edell	15,000	(d)	*
William S. Sondheim	18,750	(e)	*
Adam M. Mizel	445,708	(p)	*
Peter C. Brown	93,898	(f)	1.1%
Ronald L. Chez	1,419,309	(g)	16.2%
Patrick W. O'Brien	22,307		*
Zvi M. Rhine	190,454	(h)	2.3%
Sageview Capital Master, L.P. 245 Lytton Avenue, Suite 250 Palo Alto, CA 94301	1,800,036	(i)(o)	17.6%
Peak6 Capital Management LLC 141 W. Jackson Blvd, Suite 500 Chicago, IL 60604	1,649,144	(j)(o)	16.3%
Highbridge Capital Management, LLC 40 West 57th Street, 33rd Floor New York, NY 10019	1,136,363	(k)(o)	11.9%
Zazove Associates, LLC 1001 Tahoe Blvd. Incline Village, NV 89451	824,572	(l)(o)	8.9%
Wolverine Asset Management, LLC 175 West Jackson Blvd., Suite 340 Chicago, IL 60604	494,743	(m)(o)	5.5%

All directors and executive officers as a group (8 persons)	2,564,271	(n)	27.3%
____________
*Less than 1%

(a)	Unless otherwise indicated, the business address of each person named in the table is c/o Cinedigm Corp., 902 Broadway, 9th Floor, New York, New York 10010.

(b)
Applicable percentage of ownership is based on 8,440,942 shares of Class A Common Stock outstanding as of August 22, 2016 together with all applicable options, warrants and other securities convertible into shares of our Class A Common Stock for such stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares.  Shares of Class A Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after August 22, 2016 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person.  Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares of Class A Common Stock shown.

(c)	Includes 550,000 shares of Class A Common Stock underlying options that may be acquired upon exercise of such options.

(d)	Includes 15,000 shares of Class A Common Stock underlying options that may be acquired upon exercise of such options.

(e)	Includes 18,750 shares of Class A Common Stock underlying options that may be acquired upon exercise of such options.

(f)	Includes 59,594 shares owned by Grassmere Partners LLC, of which Mr. Brown is Chairman. Mr. Brown disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(g)	Includes 297,500 shares of Class A Common Stock subject to issuance upon exercise of currently exercisable warrants.

(h)
Mr. Rhine is the Principal of Sabra Investments, LP and Sabra Capital Partners, LLC. Includes (i) 68,179 shares of Class A Common Stock owned directly, 107,000 shares of Class A Common Stock owned by Sabra Investments, LP, and 7,400 shares of Class A Common Stock owned by Sabra Capital Partners, LLC and (ii) 2,625 shares of Class A Common Stock subject to issuance upon exercise of currently exercisable warrants owned directly and 5,250 shares of Class A Common Stock subject to issuance upon exercise of currently exercisable warrants owned by Sabra Investments, LP.

(i)
Includes 1,762,058 shares of Class A Common Stock subject to issuance upon exercise of currently exercisable warrants owned by Sageview Capital Master Fund, L.P. ("Sageview Master").  Sageview Capital Partners (A), L.P. ("Sageview A"), Sageview Capital Partners (B), L.P. ("Sageview B") and Sageview Capital Partners (C) (Master), L.P. ("Sageview C") are the sole stockholders of Sageview Master.  Sageview Capital GenPar, Ltd. ("Sageview Ltd.") is the sole general partner of each of Sageview A, Sageview B and Sageview C. Sageview Capital GenPar, L.P. ("Sageview GenPar") is the sole stockholder of Sageview Ltd.  Sageview Capital MGP, LLC ("Sageview MGP") is the sole general partner of Sageview GenPar.  Edward A. Gilhuly and Scott M. Stuart are managing and controlling persons of Sageview MGP.  Messrs. Gilhuly and Stuart have shared voting and dispositive power with respect to the securities beneficially owned by Sageview Master.  Each of Sageview A, Sageview B, Sageview C, Sageview Ltd., Sageview GenPar, Sageview MGP and Messrs. Gilhuly and Stuart disclaims beneficial ownership of such securities, except to the extent of its or his pecuniary interest therein, if any.

(j)
Includes 1,649,144 shares underlying 5.5% Convertible Senior Notes due 2035.  Peak6 Capital Management LLC ("Peak6") is owned by Peak6 Investments, L.P., which is primarily owned by Aleph6 LLC.  Matthew Hulsizer and Jennifer Just own and control Aleph6 LLC.  Each of these entities and individuals has shared power to vote or direct the vote of, and to dispose or direct the disposition of such shares.

(k)
Includes 1,136,363 shares underlying 5.5% Convertible Senior Notes due 2035.  Highbridge Capital Management, LLC ("Highbridge") is the trading manager of Highbridge International LLC and Highbridge Tactical Credit & Convertibles Master Fund, L.P. (collectively, the "Highbridge Funds"), which hold the 5.5% Convertible Senior Notes due 2035.  Highbridge may be deemed to be the beneficial owner of such shares.

(l)
Includes 1,051,329 shares underlying 5.5% Convertible Senior Notes due 2035. Zazove Associates, Inc. is the general partner of Zazove Associates, LLC, and Gene T. Pretti is the principal of Zazove Associates, Inc. Zazove Associates, LLC is registered as an investment advisor and has discretionary authority with regard to certain accounts that hold the Convertible Securities. No single account has a more than 5% interest of any class of the Class A Common Stock.

(m)
Includes 494,743 shares underlying 5.5% Convertible Senior Notes due 2035.  The sole member and manager of Wolverine Asset Management ("WAM") is Wolverine Holdings, L.P. ("Wolverine Holdings").  Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. ("WTP"), the general partner of Wolverine Holdings.

(n)	Includes 962,938 shares of Class A Common Stock underlying options that may be acquired upon exercise of such options.

(o)
Based on the numbers of shares reported in the most recent Schedule 13D or Schedule 13G, as amended, as applicable, and filed by such stockholder with the SEC through August 22, 2016 and information provided by the holder or otherwise known to the Company.

(p)	Based on the number of shares reported in Mr. Mizel's most recent Form 4 filed with the SEC on October 16, 2015.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Executive Officers
The Company's executive officers are Christopher J. McGurk, Chief Executive Officer and Chairman of the Board, Jeffrey S. Edell, Chief Financial Officer, Gary S. Loffredo, President of Digital Cinema, General Counsel, Secretary, and William S. Sondheim, President of Cinedigm Entertainment Corp.  Biographical information for Mr. McGurk is included above.

Jeffrey S. Edell, 58, joined the Company in June 2014 as Chief Financial Officer.  Prior to this appointment, Mr. Edell was CEO of Edell Ventures, a company he founded in 2009 to invest in and provide strategic support to innovators in the social media and entertainment arenas.  Previously, Edell was President of DIC Entertainment, a publicly-listed entertainment company and the largest independent producer of kid-centric content in the world.  Before that, Mr. Edell was Chairman of Intermix Media, the parent company of the social networking company MySpace, and CEO and President of Soundelux.  Edell also obtained extensive financial, audit and reporting experience while working at KPMG, The Transamerica Group and DF & Co.

Gary S. Loffredo, 51, has been the Company's Executive Vice President – Business Affairs, President of Digital Cinema, General Counsel and Secretary since October 2011.  He had previously served as Senior Vice President -- Business Affairs, General Counsel and Secretary since 2000 and as Interim Co-Chief Executive Officer from June 2010 through December 2010, and was a member of the Board from September 2000 – October 2015.  From March 1999 to August 2000, he had been Vice President, General Counsel and Secretary of Cablevision Cinemas d/b/a Clearview Cinemas.  At Cablevision Cinemas, Mr. Loffredo was responsible for all aspects of the legal function, including negotiating and drafting commercial agreements, with emphases on real estate, construction and lease contracts.  He was also significantly involved in the business evaluation of Cablevision Cinemas' transactional work, including site selection and analysis, negotiation and new theater construction oversight.  Mr. Loffredo was an attorney at the law firm of Kelley Drye & Warren LLP from September 1992 to February 1999.  Having been with the Company since its inception and with Clearview Cinemas prior thereto, Mr. Loffredo has over a decade of experience in the cinema exhibition industry, both on the movie theatre and studio sides, as well as legal training and general business experience, which skills and understanding are beneficial to the Company.

William S. Sondheim, 55, joined the Company in October 2013 and is President of Cinedigm Entertainment Corp., our Content and Entertainment division.  From 2010 to October 2013, Mr. Sondheim was the President of Gaiam Inc. ("Gaiam"), a provider of information, goods and services to customers who value the environment, a sustainable economy, healthy lifestyles, alternative healthcare and personal development.  He previously served as Gaiam's President of Entertainment and Worldwide Distribution since April 2007.  From 2005 until 2007, Mr. Sondheim was in charge of Global Dual Disc music format for Sony BMG, a recorded music company.  Prior to 2005, Mr. Sondheim served as President of Retail at GoodTimes Entertainment, a home video company, and President of PolyGram Video at PolyGram Filmed Entertainment, a video distributor.

Related Party Transactions
Zvi Rhine, together with certain affiliates, owns promissory notes with an interest rate of 9% per annum issued by the Company in October 2013.  Since the beginning of the Company's last fiscal year, the largest aggregate amount of all indebtedness outstanding on such promissory notes was $300,000, and all amounts of interest paid on such notes during the Company's last fiscal year was approximately $27,000.  As of the latest practicable date, $300,000 was outstanding under such notes.
Ronald L. Chez, owns promissory notes with an interest rate of 9% per annum issued by the Company in October 2013.  Since the beginning of the Company's last fiscal year, the largest aggregate amount of all indebtedness outstanding on such promissory notes was $3,000,000, and all amounts of interest paid on such notes during the Company's last fiscal year was approximately $270,000. As of the latest practicable date, $3,000,000 was outstanding under such notes.
On July 30, 2015, the Company entered into the Settlement Agreement with Ronald L. Chez, Zvi Rhine and certain of their affiliates (the "Settlement Agreement"), pursuant to which Mr. Chez agreed to serve as Strategic Advisor to the Company, for which services Mr. Chez was compensated with 79,052 shares, valued at $50,000, of Class A common stock. Prior to the Settlement Agreement, Mr. Chez was the beneficial owner of over 5% of the Class A common stock. In accordance with the Settlement Agreement and pursuant to the Settlement Amendment, as compensation for additional services rendered as Strategic Advisor, the Company agreed to pay Mr. Chez an additional 155,000 shares of Class A common stock on July 14, 2016, valued at $134,782.
On July 14, 2016, Mr. Chez (i) invested $2,000,000 in second lien loans having an interest rate of 12.75%, of which 7.5% is payable in cash and 5.25% is payable in cash or "in kind" at the Company's election, and (ii) received 196,000 shares of Class A common stock plus 210,000 shares of Class A common stock and warrants to purchase 200,000 shares of Class A common stock (the "Warrants") as a fee for being lead lender. The 406,000 shares of Class A common stock were valued at $466,900. Since the beginning of the Company's last fiscal year, the largest aggregate amount of all indebtedness outstanding on such loans was $2,000,000, and no interest was paid on such notes during the Company's last fiscal year. As of the latest practicable date, $2,000,000 was outstanding under such notes.
On July 14, 2016, Christopher J. McGurk, our Chief Executive Officer, agreed, within 60 days, to (i) invest $500,000 in second lien loans, described above, and (ii) receive 49,000 shares of Class A common stock, subject to adjustment.
The Audit Committee, pursuant to its charter, it is responsible for the review and oversight of all related party transactions and other potential conflict of interest situations, by review in advance or ratification afterward.  The Audit Committee charter does not set forth specific standards to be applied; rather, the Audit Committee reviews each transaction individually on a case-by-case, facts and circumstances basis. Due to the fact that Mr. Rhine acquired the notes discussed in the preceding paragraph prior to his becoming a director of the Company, the Audit Committee did not specifically review his acquisition of such notes.

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion & Analysis ("CD&A") describes the philosophy, objectives and structure of our 2016 executive compensation program. This CD&A is intended to be read in conjunction with the tables beginning on page 25, which provide further historical compensation information for our following named executive officers ("NEOs"):
Name	Title
Christopher J. McGurk	Chairman and Chief Executive Officer
Jeffrey S. Edell	Chief Financial Officer
William Sondheim	President, Cinedigm Entertainment Corp.
Adam M. Mizel	Former Chief Operating Officer

Quick CD&A Reference Guide

Compensation Program Overview	Section I
Compensation Philosophy and Objectives	Section II
Competitive Positioning	Section III
Elements of Compensation	Section IV
Additional Compensation Practices and Policies	Section V

I.	Compensation Program Overview
As the Company has evolved, so too has the compensation program. Going forward, the Company is focused on improving both shareholder returns and its cash position.  To help achieve this goal, the compensation program is intended to reward the Chief Executive Officer ("CEO") and other employees for achieving strategic goals and increasing shareholder value and includes a formal performance-based Management Annual Incentive Plan ("MAIP") based on predetermined, specific target award levels and performance metrics and goals. The MAIP is predicated on attaining goals that are critical to Cinedigm's future success and is designed to reward the level of collaboration across divisions and segments required to achieve corporate financial goals.  No MAIP bonuses were paid to the NEOs for fiscal 2016.
The compensation program consists of base salary, annual incentives, and long-term equity compensation. In addition, all of our NEOs receive some modest personal benefits and perquisites. Retirement benefits are accumulated through the Company's 401(k) plan which is open to all employees. The Company does not provide supplemental retirement benefits for NEOs.  Two of our named executive officers currently have employment agreements.
Mr. Edell received a $35,000 cash award to recognize his assumption of additional responsibilities upon the elimination of the COO role, formerly held by Adam Mizel. Mr. Mizel's employment with the Company was terminated in October 2015.
The Compensation Committee annually reviews the executive compensation elements and assesses the integrity of the compensation program as a whole to ensure that it continues to be aligned with the Company's compensation objectives and supports the attainment of Company goals. Periodically, the Company reviews competitive compensation levels, mix of pay, and practices to ensure all compensation program features continue to be in line with the market, while still reflecting the unique needs of our business model. Additionally, in response to business and talent needs, executive management brings compensation proposals to the Compensation Committee, which then reviews the proposal and either approves or denies them.
II.	Compensation Philosophy and Objectives

Cinedigm's executive compensation philosophy is focused on enabling the Company to hire and retain qualified and motivated executives, while meeting its business needs and objectives. To be consistent with this philosophy, the executive compensation program has been designed around the following objectives:An overarching principle in delivering on these objectives is to ensure that compensation decisions are made in the Company's best financial interests such that incentive awards are both affordable and reasonable, taking into account Company performance and considering the interests of all stakeholders.
●	Provide competitive compensation levels to enable the recruitment and retention of highly qualified executives.

●	Design incentive programs that strengthen the link between pay and corporate and business unit performance encouraging and rewarding excellence and contributions to support Cinedigm's success.
●	Align the interests of executives with those of shareholders through grants of equity-based compensation that also provide opportunities for ongoing executive share ownership.
An overarching principle in delivering on these objectives is to ensure that compensation decisions are made in the Company's best financial interests such that incentive awards are both affordable and reasonable, taking into account Company performance and considering the interests of all stakeholders.
III.	Pay Mix
The Company's pay philosophy has been evolving from an emphasis on fixed pay to one that believes a substantial portion of each executive's compensation should be at risk and dependent upon performance.  While the Compensation Committee has not adopted a targeted mix of either long-term to short-term, fixed to variable, or equity and non-equity compensation, it has taken steps to increase the portion of variable compensation.  Steps in this direction include the introduction of the Management Annual Incentive Plan and more regular equity grants.
IV.	Competitive Positioning
Role of Consultant
The Compensation Committee has engaged Aon Hewitt to provide guidance with respect to executive compensation, including bonuses, incentives and compensation for new hires.
Competitive Assessment
The Compensation Committee has not defined a target pay positioning for the CEO or other Named Executive Officers, nor does it commit to providing a specific percentile or pay range. In the most recent competitive assessment analysis conducted in connection with establishing or renewing our NEO's employment arrangements, the CEO's total direct compensation (total cash compensation plus long-term incentives and equity awards) was below the peer group median.  The Compensation Committee viewed such positioning as reasonably appropriate because of Cinedigm's size relative to the peer group and its performance during the fiscal year.
The compensation for Mr. Edell was initially assessed in 2014 at the time of his initial employment agreement, and for Mr. Sondheim in 2013 (also at the time of his initial employment agreement); pay positioning for those roles is also conservative relative to the peer group median for the same reasons as noted in the CEO discussion above.  It is the belief of the Compensation Committee that the available talent pool to fill these positions is broader than the pool for the CEO and therefore, that their pay levels, and potential opportunity for wealth creation through stock grants, are robust enough to retain and motivate them.
As the Company's performance improves and the business stabilizes, the competitiveness of Cinedigm's executive compensation for NEOs should also improve.
The Cinedigm executive compensation peer group includes 16 companies with median revenues of $332 million including similar, but smaller, media/entertainment businesses, some technology/software companies, and some similar, but larger, media/entertainment businesses.  The companies in the Cinedigm peer group were used in the most recent competitive compensation assessment conducted.
Current Peer Group
Avid Technology	Harmonic Inc.	RealD
Demand Media Inc.	IMAX Corp.	Rentrak Corp.
Dial Global	Limelight Networks Inc.	Rovi Corp.

Digimarc Corp.	Lions Gate Entertainment	Seachange International
Digital River	National CineMedia
Dts Inc.	Netflix Inc.

V.	Elements of Compensation
Compensation for executive officers is comprised primarily of three main components:

●	base salary;
●	annual incentive awards; and
●	long-term incentive equity grants.
We believe that our compensation program encourages our employees to remain focused on both our short-term and long-term goal: our MAIP measures and rewards business and individual performance on an annual basis, while our equity awards typically vest in installments of three to four years and reward strong share price appreciation, encouraging our executives to focus on the long-term performance of our company.
Base Salary
Base salaries are fixed compensation with the primary function of aiding in attraction and retention. These salaries are reviewed periodically, as well as at the time of a promotion, change in responsibilities, or when employment arrangements and/or agreements are renewed. Any increases are based on an evaluation of the previous year's performance of the Company and the executive, the relative strategic importance of the position, market conditions, and competitive pay levels (though, as noted earlier, the Compensation Committee does not target a specific percentile or range).  Mr. Edell received a base salary increase to $340,000 upon assumption of additional responsibilities after the elimination of the COO role, formerly held by Mr. Mizel. No other Named Executives received a salary increase during fiscal 2016.
Our NEO's salaries will remain at current levels throughout the new fiscal year, with no salary increases planned, unless an increase is determined as a result of the negotiated renewal of a Named Executive's employment arrangements.
Annual Incentive Awards
Commencing with the 2010 fiscal year, the Compensation Committee implemented a formal annual incentive plan.  This plan was used for the 2016 fiscal year and covered 33 Cinedigm employees including the NEOs.  The plan established threshold and maximum levels of incentive awards defined as a percentage of a participant's salary.

MAIP Potential Awards
Executive Officer	Threshold	Target (as a % of base salary)	Maximum
Chris McGurk	37.5%	75%	150%
Jeffrey Edell	25%	50%	100%
William S. Sondheim	17.5%	35%	70%
Adam M. Mizel	25%	50%	100%

Payouts for the NEOs were determined based on achievement of consolidated adjusted EBITDA and other performance targets related to individual performance.  Participants who were part of a specific business segment or division have a portion of their award determined by business segment or division's EBITDA performance as compared to EBITDA goals established at the beginning of the fiscal year.  We do not disclose segment and division targets, or individual goals, as we believe that such disclosure would result in competitive harm.  Based on our experience in the segments and divisions, we believe these targets were set sufficiently high to provide incentive to achieve a high level of performance.  We believe it is difficult, although not unattainable, for the targets to be reached and, therefore, no more likely than unlikely that the targets will be reached.  For Mr. McGurk and Mr. Edell 80% of their fiscal 2016 MAIP award is determined based on achievement of consolidated adjusted EBITDA and 20% based on individual performance.  For Mr. Sondheim, 60% of his fiscal 2016 MAIP award is determined based on the achievement of consolidated adjusted EBITDA, 20% is based on achievement of division EBITDA, and 20% is based on individual performance. Mr. Mizel, our former Chief Operating Officer, terminated employment with the Company on October 16, 2015.
Based on 2016 performance, each NEO earned none of their target MAIP award.
Long-Term Incentive Awards
The Compensation Committee annually considers long-term incentive awards, for which it has the authority to grant a variety of equity-based awards.  The primary objective of such awards is to align the interests of executives with those of shareholders by increasing executive share ownership and fostering a long-term focus.  In recent years, such awards have been made after fiscal year end in order to permit consideration of year-end performance.
Long-term incentive awards for the NEOs have historically consisted of stock options and, on occasion, RSUs.  These grants were designed to aid in retention, provide a discretionary reward for performance, increase executive ownership, and focus NEOs on improving share price.  Mr. Edell received an award of options to purchase 10,000 shares having an exercise price of $9.00 per share in June, 2015 pursuant to the terms of his existing employment agreement dated June 2014. With the elimination of the COO role in connection with Mr. Mizel's departure, Mr. Edell took on additional responsibilities. No other Named Executives received any long-term incentive awards during fiscal 2016.
No RSUs are currently outstanding for any Named Executives.
VI.	Additional Compensation Policies and Practices
Mr. McGurk's Compensation Arrangements
Mr. McGurk joined Cinedigm in January 2011 as CEO and Chairman of the Board.  Accordingly, Mr. McGurk's compensation package was created in line with the Company's current compensation philosophy of a base salary coupled with variable compensation including a large portion of equity-based compensation, through stock options, linked to stock price performance.  When negotiating Mr. McGurk's employment agreement, the Company sought for salary and bonus amounts that were in line with peer group amounts and that would provide incentive for Mr. McGurk with a view toward increasing stockholder value.  The Company determined that stock options would align Mr. McGurk's interests with stockholders and, further, that the escalating exercise price structure of the options (the options are grouped in three tranches which have exercise prices of $1.50, $3.00 and $5.00 per share, respectively) would provide a strong incentive for Mr. McGurk to improve stock performance.  Mr. McGurk and the Company entered into a new employment agreement in August 2013, pursuant to which, among other things, Mr. McGurk received a bonus of $250,000 and a grant of stock options to purchase 1,500,000 shares of Class A Common Stock with a price of $1.40 per share and vesting in three equal annual installments.
In addition, Mr. McGurk is entitled to receive a retention bonus of $750,000, payable in three equal installments on March 31 of each of 2015, 2016 and 2017 in cash or shares of Class A Common Stock, or a combination thereof, at the Compensation Committee's discretion.

A summary of Mr. McGurk's compensation package is located under the heading "Employment agreements and arrangements between the Company and Named Executives" of this Item.
Employment Arrangements for other NEOs
The Company currently provides employment arrangements to Mr. McGurk and Mr. Sondheim, for retention during periods of uncertainty and operational challenge.  Additionally, the employment arrangements include non-compete and non-solicitation provisions.  The provisions for severance benefits are at typical competitive levels.  The Company provides a severance arrangement for Mr. Edell pursuant to his previous employment agreement with the Company dated as of June 8, 2014. See "Employment agreements and arrangements between the Company and Named Executives" of this Item for a description of the material terms of such arrangements. Mr. Mizel, our former Chief Operating Officer, terminated employment with the Company on October 16, 2015. The compensation included in the tables that follow reflect his salary earned through his separation date and other amounts payable upon his termination of employment with the Company.
Personal Benefits and Perquisites
In addition to the benefits provided to all employees and grandfathered benefits (provided to all employees hired before January 1, 2005), Named Executives are eligible for an annual physical and supplemental life insurance coverage of $200,000.
It is the Company's policy to provide minimal and modest perquisites to the Named Executives.  With the new employment arrangements, most perquisites previously provided, including automobile allowances, have been eliminated.
Policy on Deductibility of Compensation
Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers named in this proxy statement, unless certain requirements are met. No element of the Company's compensation, including the annual incentive awards and restricted stock, meets these requirements.  Given the Company's net operating losses, Section 162(m) is not currently a material factor in designing compensation.
Recoupment ("Clawback") Policy
The Company intends to recapture compensation as currently required under the Sarbanes-Oxley Act and as may be required by the rules promulgated in response to Dodd-Frank.  However, there have been no instances to date where it needed to recapture any compensation.
Additionally, we recognize that our compensation program will be subject to the forthcoming amendments to stock exchange listing standards required by Section 954 of the Dodd-Frank Act, which requires that stock exchange listing standards be amended to require issuers to adopt a policy providing for the recovery from any current or former executive officer of any incentive-based compensation (including stock options) awarded during the three-year period prior to an accounting restatement resulting from material noncompliance of the issuer with financial reporting requirements. We intend to adopt such a clawback policy which complies with all applicable standards when such rules become available.

Restriction on Speculative Transactions
The Company's Insider Trading and Disclosure Policy restricts employees and directors of the Company from engaging in speculative transactions in Company securities, including short sales, and discourages employees and directors of the Company from engaging in hedging transactions, including "cashless" collars, forward sales, and equity swaps, that may indirectly involve short sales. Pre-clearance by the Company is required for any such transaction.

COMPENSATION COMMITTEE REPORT
The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that precedes this Report as required by Item 402(b) of the SEC's Regulation S-K.  Based on its review and discussions with management, the Compensation Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.
The Compensation Discussion and Analysis discusses the philosophy, principles, and policies underlying the Company's compensation programs that were in effect during the Last Fiscal Year and which will be applicable going forward until amended.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Patrick W. O'Brien, Chairman
Peter C. Brown
Zvi M. Rhine

THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE "SOLICITING MATERIAL" OR BE DEEMED FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.
Named Executives
The following table sets forth certain information concerning compensation received by the Company's Named Executives, consisting of the Company's Chief Executive Officer and its two other most highly compensated individuals who were serving as executive officers at the end of the Last Fiscal Year, for services rendered in all capacities during the Last Fiscal Year.

SUMMARY COMPENSATION TABLE
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Christopher J. McGurk	2016	600,000	250,000	__	__	__	27,288	877,288
Chief Executive Officer and Chairman	2015	600,000	250,000	__	__	__	31,009	881,009
	2014	600,000	250,000	__	1,253,322	—	29,231	2,132,553

Jeffrey S. Edell	2016	307,917	63,769	—	49,725	—	2,001	423,412
Chief Financial Officer	2015	231,106	—	—	380,878	—	575	612,559
	2014		—	—	—			—

William Sondheim	2016	413,569	—	—	—	—	13,677	427,246
President, Cinedigm Entertainment Corp.	2015	412,380	—	—	—	—	26,442	438,822

Adam M. Mizel	2016	231,825	—	—	—	—	271,617	503,442
Former Chief Operating Officer	2015	425,000	—	—	—	—	234,755	659,755
	2014	400,000	150,000	—	548,738	—	30,869	1,129,607

(1)
The amounts in this column reflect the grant date fair value for the fiscal years ended March 31, 2016, 2015 and 2014, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company's audited financial statements for the fiscal year ended March 31, 2016, included in this Annual Report on Form 10-K (the "Form 10-K").

(2)	The amounts in this column reflect amounts earned under annual incentive awards. See below for a description of the material terms of the annual incentive plan for each Named Executive.
(3)
Includes life and disability insurance premiums paid by the Company and certain medical expenses paid by the Company for each Named Executive, for the fiscal year ended March 31, 2016: for Mr. McGurk $827 and $26,461, for Mr. Edell $791 and $1,210, for Mr. Sondheim $827 and $12,850, and for Mr. Mizel $482 and $15,045; for the fiscal year ended March 31, 2015: for Mr. McGurk $718 and $30,291, for Mr. Edell $575 and $0, for Mr. Sondheim $718 and $25,724, and for Mr. Mizel $718 and $29,450; for the fiscal year ended March 31, 2014: for Mr. McGurk, $718, $28,513 and for Mr. Mizel, $718 and $21,651. In addition, Mr. Mizel received certain severance and related expenses in the year ended March 31, 2016, certain relocation expenses in the year ended March 31, 2015 and auto expenses in the year ended March 31, 2014, in the amounts of $256,090, 204,587 and $8,500, respectively.

Employment agreements and arrangements between the Company and Named Executives

Christopher J. McGurk. On December 23, 2010, the Company entered into an employment agreement with Mr. McGurk (the "2010 McGurk Employment Agreement"), pursuant to which Mr. McGurk served as the Chief Executive Officer of the Company. The term of the 2010 McGurk Employment Agreement commenced on January 3, 2011 and was scheduled to terminate on March 31, 2014. Pursuant to the 2010 McGurk Employment Agreement, Mr. McGurk received an annual base salary of $600,000. In addition, Mr. McGurk received a bonus of $112,500, payable in shares of Class A Common Stock, on March 31, 2011, and was eligible for bonuses for each of the fiscal years ending March 31, 2012 through March 31, 2014, with the target bonus for such years of $450,000, which bonuses shall be based on Company performance with goals to be established annually by the Compensation

Committee. If the Company terminates Mr. McGurk's employment without cause or he resigns with good reason (as these terms are defined in the 2010 McGurk Employment Agreement), the 2010 McGurk Employment Agreement provided that he was entitled to continued payment of his base salary (and earned bonus) through March 31, 2014, as well as the accelerated vesting of any unvested options granted to him under the 2010 McGurk Employment Agreement. However, if the Company terminated Mr. McGurk's employment without cause or he resigned with good reason following a change in control of the Company, the 2010 McGurk Employment Agreement provided that he was entitled to a lump sum payment equal to his base salary (and earned bonus) times the greater of (i) two or (ii) the number of months remaining under his employment term divided by 12, as well as the accelerated vesting of any unvested options granted to him under the 2010 McGurk Employment Agreement. Also pursuant to the 2010 McGurk Employment Agreement, Mr. McGurk received an inducement grant of non-qualified stock options to purchase 4,500,000 shares of Class A Common Stock, which options are grouped in three tranches, consisting of options for 1,500,000 shares having an exercise price of $1.50 per share, options for 2,500,000 shares having an exercise price of $3.00 per share and options for 500,000 shares having an exercise price of $5.00 per share. One-third of the options in each tranche vested on December 23 of each of 2011, 2012 and 2013 and all of the options have a term of ten (10) years.

On August 22, 2013, the Company entered into a new employment agreement with Mr. McGurk (the "2013 McGurk Employment Agreement"), pursuant to which McGurk will continue to serve as the Chief Executive Officer and Chairman of the Board of the Company. The term of the 2013 McGurk Employment Agreement continues from January 3, 2011 and will end on March 31, 2017. The 2013 McGurk Employment Agreement supersedes the 2010 McGurk Employment Agreement. Pursuant to the 2013 McGurk Employment Agreement, Mr. McGurk will receive an annual base salary of $600,000 subject to annual reviews and increases in the sole discretion of the Compensation Committee. Mr. McGurk was entitled to receive a bonus of $250,000. In addition, Mr. McGurk is entitled to receive a retention bonus of $750,000, payable in three equal installments on March 31 of each of 2015, 2016 and 2017 in cash or shares of Class A Common Stock, or a combination thereof, at the Compensation Committee's discretion. In addition, Mr. McGurk will be eligible for bonuses for each fiscal year, with target bonus for fiscal years 2012, 2013 and 2014 of $450,000 and target bonus for fiscal years 2015, 2016 and 2017 of $600,000, which bonuses shall be based on Company performance with goals to be established annually by the Compensation Committee.

Also pursuant to the 2013 McGurk Employment Agreement, Mr. McGurk received a grant of non-qualified options to purchase 1,500,000 shares of Common Stock, which options have an exercise price of $1.40 and a term of ten (10) years, and one-third (1/3) of which vest on March 31 of each of 2015, 2016 and 2017.

The 2013 McGurk Employment Agreement further provides that Mr. McGurk is entitled to participate in all benefit plans provided to senior executives of the Company. If the Company terminates Mr. McGurk's employment without cause or he resigns with good reason, the 2013 McGurk Employment Agreement provides that he is entitled to receive his base salary through the later of March 31, 2017 or twelve (12) months following such termination as well as bonus earned and approved by the Compensation Committee, reimbursement of expenses incurred and benefits accrued prior to the termination date. If such termination or resignation occurs within two years after a change in control, then in lieu of receiving his base salary as described above, Mr. McGurk would be entitled to receive a lump sum payment equal to the sum of his then base salary and target bonus amount, multiplied by the greater of (i) two, or (ii) a fraction, the numerator of which is the number of months remaining in the term (but no less than twelve (12), and the denominator of which is twelve. Upon a change in control, any unvested options shall immediately vest provided that Mr. McGurk is an employee of the Company on such date.

Jeffrey S. Edell. On June 9, 2014, the Company entered into an employment agreement with Jeffrey Edell (the "Edell 2014 Employment Agreement"), was amended and restated as of November 1, 2015 (the "Edell 2015 Employment Agreement", and together with the Edell 2014 Employment Agreement, the "Edell Employment Agreement") pursuant to which Edell serves as Chief Financial Officer of the Company.  Mr. Edell also serves as Principal Accounting Officer. The term of the Edell Employment Agreement commenced on June 9, 2014 and ended on June 8, 2016, and upon such expiration, Mr. Edell became an at-will employee.  Pursuant to the Edell 2014 Employment Agreement, Edell received an annual base salary of $285,000, which was increased to $340,000 pursuant to the Edell 2015 Employment Agreement. In addition, pursuant to the Edell Employment Agreement, Edell is eligible for bonuses for each of the fiscal years ending March 31, 2015 and March 31, 2016, with the target bonus for such years of 25% of his salary, which bonuses shall be based on Company performance with goals to be established annually by the Compensation Committee. Pursuant to the Edell 2015 Employment Agreement, Mr. Edell received an inducement bonus of $

Also pursuant to the Edell 2014 Employment Agreement, Edell received (i) a grant on June 9, 2014 of non-qualified stock options to purchase 25,000 shares of Common Stock, which options have an exercise price of $26.60 per share, vest in equal annual installments on June 9 of each of 2015, 2016, 2017 and 2018 and have a term of ten (10) years, and (ii) a grant on June 4, 2015 of non-qualified stock options to purchase 10,000 shares of Common Stock, which options have an exercise price of $9.00 per share, vest in equal annual installments on June 4 of each of 2016, 2017, 2018 and 2019 and have a term of ten (10) years.

The Edell Employment Agreement further provides that Edell is entitled to participate in all benefit plans provided to senior executives of the Company.  The Employment Agreement provides that he is entitled to receive his base salary for the longer of the remainder of the term or the (twelve) 12 months following the termination as well as earned salary and bonus(es), reimbursement of expenses incurred and benefits accrued prior to the termination date. If such termination or resignation occurs within two years after a change in control, then in lieu of receiving his base salary as described above, Edell would be entitled to receive a lump sum payment equal to two times the sum of his then base salary and target bonus amount.

William S. Sondheim. On December 4, 2014, Cinedigm Entertainment Corp., a wholly-owned subsidiary of Cinedigm, entered into an employment agreement with William Sondheim (the "Sondheim Employment Agreement"), pursuant to which Mr. Sondheim will serve as President of Cinedigm Entertainment Corp. and President of Cinedigm Home Entertainment, LLC, a wholly-owned indirect subsidiary of Cinedigm. The term of the Sondheim Employment Agreement is from October 1, 2014 through September 30, 2016. Pursuant to the Sondheim Employment Agreement, Mr. Sondheim will receive an annual base salary of $412,000 subject to increase at the discretion of the Compensation Committee. In addition, Mr. Sondheim will be eligible for bonuses for each fiscal year, with target bonus for fiscal years 2015 and 2016 of $144,200, which bonuses shall be based on Company performance with goals to be established annually by the Compensation Committee.

The Sondheim Employment Agreement further provides that Mr. Sondheim is entitled to participate in all benefit plans provided to senior executives of the Company. If the Company terminates Mr. Sondheim's employment without cause or he resigns with good reason, the Sondheim Employment Agreement provides that he is entitled to receive his base salary for the longer of the remainder of the term or the (twelve) 12 months following the termination as well as earned salary and bonus(es), reimbursement of expenses incurred and benefits accrued prior to the termination date. If such termination or resignation occurs within two years after a change in control, then in lieu of receiving his base salary as described above, Mr. Sondheim would be entitled to receive a lump sum payment equal to two times the sum of his then base salary and target bonus amount.

Equity Compensation Plans

The following table sets forth certain information, as of March 31, 2016, regarding the shares of Cinedigm's Class A Common Stock authorized for issuance under Cinedigm's equity compensation plan.

Plan	Number of shares of common stock issuable upon exercise of outstanding options (1)	Weighted average of exercise price of outstanding options	Number of shares of common stock remaining available for future issuance
Cinedigm Second Amended and Restated 2000 Equity Incentive Plan ("the Plan") approved by shareholders	362,272	$ 16.50	584,135

Cinedigm compensation plans not approved by shareholders (2)	497,750	$ 6.29	—

(1)	Shares of Cinedigm Class A Common Stock.

(2)	Reflects stock options which were not granted under the Plan.

Our Board originally adopted the Plan on June 1, 2000 and our shareholders approved the Plan by written consent in July 2000. Certain terms of the Plan were last amended and approved by our shareholders in September 2014. Under the Plan, we may grant incentive and non-qualified stock options, stock, restricted stock, restricted stock units (RSUs), stock appreciation rights, performance awards and other equity-based awards to our employees, non-employee directors and consultants. The primary purpose of the Plan is to enable us to attract, retain and motivate our employees, non-employee directors and consultants. The term of the Plan expires on June 1, 2020.

During the Last Fiscal Year, 2,500 stock options were exercised.

Options granted under the Plan expire ten years following the date of grant (or such shorter period of time as may be provided in a stock option agreement or five years in the case of incentive stock options granted to stockholders who own greater than 10% of the total combined voting power of the Company) and are subject to restrictions on transfer. Options granted under the Plan generally vest over periods of up to three or four years. The Plan is administered by the Compensation Committee, and may be amended or terminated by the Board, although no amendment or termination may adversely affect the right of any individual with respect to any outstanding option without the consent of such individual. The Plan provides for the granting of incentive stock options with exercise prices of not less than 100% of the fair market value of the Company's Class A Common Stock on the date of grant. Incentive stock options granted to stockholders of more than 10% of the total combined voting power of the Company must have exercise prices of not less than 110% of the fair market value of the Company's Class A Common Stock on the date of grant. Incentive and non-qualified stock options granted under the Plan are subject to vesting provisions, and exercise is generally subject to the continuous service of the optionee, except for consultants. The exercise prices and vesting periods (if any) for non-qualified stock options may be set at the discretion of the Board or the Compensation Committee. Upon a change of control of the Company, all options (incentive and non‑qualified) that have not previously vested will vest immediately and become fully exercisable. Options covering no more than 50,000 shares may be granted to one participant during any calendar year unless pursuant to a multi-year award, in which case no more than options covering 50,000 shares per year of the award may be granted, and during which period no additional options may be granted to such participant.

Grants of restricted stock and restricted stock units are subject to vesting requirements, generally vesting over periods up to three years, determined by the Compensation Committee and set forth in notices to the participants. Grants of stock, restricted stock and restricted stock units shall not exceed 40% of the total number of shares available to be issued under the Plan.

Stock appreciation rights ("SARs") consist of the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time. Upon exercise, SARs may be paid in cash or shares of Class A Common Stock or a combination thereof. Grants of SARs are subject to vesting requirements, similar to those of stock options, determined by the Compensation Committee and set forth in agreements between the Company and the participants. RSUs shall be similar to restricted stock except that no Class A Common Stock is actually awarded to the Participant on the grant date of the RSUs and the Compensation Committee shall have the discretion to pay such RSUs upon vesting in cash or shares of Class A Common Stock or a combination thereof.
Performance awards consist of awards of stock and other equity-based awards that are valued in whole or in part by reference to, or are otherwise based on, the market value of the Class A Common Stock, or other securities of the Company, and may be paid in shares of Class A Common Stock, cash or another form of property as the Compensation Committee may determine. Grants of performance awards shall entitle participants to receive an award if the measures of performance established by the Committee are met. Such measures shall be established by the Compensation Committee but the relevant measurement period for any performance award must be at least 12 months. Grants of performance awards shall not cover the issuance of shares that would exceed 20% of the total number of shares available to be issued under the Plan, and no more than 500,000 shares pursuant to any performance awards shall be granted to one participant in a calendar year unless pursuant to a multi-year award. The terms of grants of performance awards would be set forth in agreements between the Company and the participants. Our Class A Common Stock is listed for trading on the Nasdaq under the symbol "CIDM".

The following table sets forth certain information concerning outstanding equity awards of the Company's Named Executives at the end of the Last Fiscal Year. All outstanding stock awards reported in this table represent restricted stock that vests in equal annual installments over three years. At the end of the Last Fiscal Year, there were no unearned equity awards under performance-based plans.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2016

OPTION AWARDS (1)							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher J.	150,000	(2)	—		15.00	12/23/2020	—	—
McGurk	250,000	(2)	—		30.00	12/23/2020	—	—
	50,000	(2)	—		50.00	12/23/2020	—	—
	100,000	(3)	50,000	(3)	14.00	8/22/2023	—	—

Jeffrey S.	12,500	(4)	12,500	(4)	26.60	6/9/2024	—	—
Edell	2,500	(5)	7,500	(5)	8.75	6/4/2025	—	—

William S. Sondheim	12,500	(6)	12,500	(6)	17.50	10/21/2023	—	—

Adam M.	37,500		—		14.90	8/17/2021	—	—
Mizel	12,500		—		30.00	8/17/2021	—	—
	30,000		—		15.30	10/15/2023	—	—

(1)	Reflects stock options granted under the Company's Second Amended and Restated 2000 Equity Incentive Plan, except certain options granted to Mr. McGurk and Mr. Sondheim.
(2)	Reflects stock options not granted under the Plan. Of such options, 1/3 in each tranche vested on December 23 of each of 2011, 2012 and 2013.
(3)	Of such total options, 1/3 vest on March 31 of each 2015, 2016 and 2017.
(4)	Of such total options, 1/4 vest on June 9 of each 2015, 2016, 2017 and 2018.
(5)	Of such total options, 1/4 vest on June 4 of each 2016, 2017, 2018 and 2019.
(6)	Reflects stock options not granted under the Plan. Of such total options, 1/4 vest on October 21 of each of 2014, 2015, 2016 and 2017.

Directors

The following table sets forth certain information concerning compensation earned by the Company's Directors for services rendered as a director during the Last Fiscal Year. Mr. Chez became a director on July 14, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Peter C. Brown	35,092	71,800	106,892
Patrick W. O'Brien	25,783	21,800	47,583
Martin B. O'Connor*	30,092	71,800	101,892
Zvi M. Rhine	25,783	21,800	47,583
Blair M. Westlake*	31,309	21,800	53,109
____________________
*Resigned from the Board on July 14, 2016.

Each director who is not an employee of the Company is compensated for services as a director by receiving an annual cash retainer for Board service of $50,000, payable quarterly in arrears, and an annual stock grant of restricted shares of Class A common stock equal in value to $50,000 as of the last day of the fiscal quarter during which the Company's annual meeting occurs, which restricted shares shall vest on a quarterly basis during the year of service. This compensation program was adopted effective October 15, 2015. Previously, including for the approximate first half of the Last Fiscal Year, non-employee directors received an annual cash retainer of $8,000, an annual stock retainer of $50,000 in Common Stock (based on grant date stock price), a committee retainer of $1,000 for participation on one or more committees (maximum of $1,000), and a per meeting fee for in-person attendance at Board meetings of $1,000. In addition to the cash and stock retainers paid to all non-employee Directors for Board service, the Lead Independent Director receives a fixed annual amount to be determined by the Nominating Committee, in lieu of committee fees. Such amount has been fixed at $24,000, payable half in cash and half in stock, concurrently with and in the same manner as other cash and stock retainers are paid to all non-employee Directors. The directors may elect to receive any annual cash retainer in shares of vested Class A common stock, in lieu of cash, based on the stock price as of the date of the cash payment. The Company requires that Directors agree to retain 100% of their net after tax shares received for board service until separation from the Company. In addition, the Directors are reimbursed by the Company for expenses of traveling on Company business, which to date has consisted of attending Board and Committee meetings.

The Company has adopted Stock Ownership Guidelines for its non-employee directors as discussed under "Matters Relating to Our Governance – Stock Ownership Guidelines."
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than 10% of its Class A Common Stock to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies of all such reports they file.  Based on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that none of its directors, executive officers or persons who beneficially own more than 10% of the Company's Class A Common Stock failed to comply with Section 16(a) reporting requirements in the Company's Last Fiscal Year.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee oversees the Company's financial reporting process on behalf of the Board.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Form 10-K, including a discussion of the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with the standards of the Public Company Accounting Oversight Board, the matters required to be discussed by Statements on Auditing Standards (SAS 61), as may be modified or supplemented, and their judgments as to the acceptability of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board.
In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including receiving the written disclosures and letter from the independent registered public accounting firm as required by the Independence Standards Board Standard No. 1, as

may be modified or supplemented, and has considered the compatibility of any non-audit services with the auditors' independence.
The Audit Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company's financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Form 10-K for the year ended March 31, 2016 for filing with the SEC.
Respectfully submitted,
The Audit Committee of the Board of Directors
Zvi M. Rhine, Chairman
Peter C. Brown
Patrick W. O'Brien

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE "SOLICITING MATERIAL" OR BE DEEMED "FILED" WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EisnerAmper LLP served as the independent registered public accounting firm to audit the Company's consolidated financial statements since the fiscal year ended March 31, 2005 and the Board has appointed EisnerAmper LLP to do so again for the fiscal year ending March 31, 2017.
The Company's Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by EisnerAmper LLP for the fiscal years ended March 31, 2016 and 2015.  In determining whether to approve a particular audit or permitted non-audit service, the Audit Committee will consider, among other things, whether the service is consistent with maintaining the independence of the independent registered public accounting firm.  The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service to our Company and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.  Specifically, the Audit Committee has pre-approved the use of EisnerAmper LLP for detailed, specific types of services within the following categories of non-audit services: acquisition due diligence and audit services; tax services; and reviews and procedures that the Company requests EisnerAmper LLP to undertake on matters not required by laws or regulations.  In each case, the Audit Committee has required management to obtain specific pre-approval from the Audit Committee for any engagements.
The aggregate fees billed for professional services by EisnerAmper LLP for these various services were:
	For the fiscal years ended March 31,
Type of Fees	2016	2015
(1) Audit Fees	$384,178	$575,380
(2) Audit-Related Fees	—	—
(3) Tax Fees	—	—
(4) All Other Fees	—	—
	$384,178	$575,380

In the above table, in accordance with the SEC's definitions and rules, "audit fees" are fees the Company paid EisnerAmper LLP for professional services for the audit of the Company's consolidated financial statements for the fiscal years ended March 31, 2016 and 2015 included in Form 10-K and review of consolidated financial statements incorporated by reference into Form S-3 and Form S-8 and included in Form 10-Qs and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements; "tax fees" are fees for tax compliance, tax advice and tax planning; and "all other fees" are fees for any services not included in the first three categories.  All of the services set forth in sections (1) through (4) above were approved by the Audit Committee in accordance with the Audit Committee Charter.
For the fiscal years ended March 31, 2016 and 2015, the Company retained a firm other than EisnerAmper LLP for tax compliance, tax advice and tax planning.

Appendix A

Language of New Section 4.1:

 "FOURTH:  CAPITALIZATION
Section 4.1  Authorized Shares.
The total number of shares of capital stock that the Corporation shall have authority to issue is forty-one million, two hundred forty-one thousand (41,241,000) shares as follows: (i) twenty-six million, two hundred forty-one thousand (26,241,000) shares of common stock, of which twenty-five million (25,000,000) shares shall be Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), and  one million two hundred forty-one thousand  (1,241,000) shares shall be Class B Common Stock, par value $0.001 per share (the "Class B Common Stock"); and (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law."

A-1

Appendix B

AMENDMENT NO. 8
TO
SECOND AMENDED AND RESTATED
CINEDIGM CORP. 2000 EQUITY INCENTIVE PLAN

AMENDMENT NO. 8, dated as of ____________, 2016 (this "Amendment"), to the Second Amended and Restated 2000 Equity Incentive Plan (as amended, the "Plan") of Cinedigm Corp. (f/k/a Cinedigm Digital Cinema Corp. and f/k/a Access Integrated Technologies, Inc.), a Delaware corporation (the "Corporation").
WHEREAS, the Corporation maintains the Plan, effective as of June 1, 2000; and
WHEREAS, the Board of Directors of the Corporation deems it to be in the best interest of the Corporation and its stockholders to amend the Plan in order to increase the maximum number of shares of the Corporation's Class A Common Stock, par value $.001 per share, which may be issued and sold under the Plan from 1,430,000 shares to 2,380,000 shares.
NOW, THEREFORE, BE IT RESOLVED the Plan is hereby amended as follows:
1. The first sentence of Section 5.2 shall be revised and amended to read as follows:
"The total number of shares of Stock (including Restricted Stock, if any) optioned or granted under this Plan during the term of the Plan shall not exceed 2,380,000 shares."
2. This Amendment shall be effective as of the date first set forth above.
3. In all respects not amended, the Plan is hereby ratified and confirmed and remains in full force and effect.

CINEDIGM CORP.

By: _________________________________________
Name:
Title:

B-1

CINEDIGM CORP.
ATTN: GARY LOFFREDO
902 BROADWAY, 9TH FLOOR
NEW YORK, NY 10010

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Christopher J. McGurk 02 Peter C. Brown 03 Ronald L. Chez 04 Patrick W. O'Brien 05 Zvi M. Rhine

02 0000000000

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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John Sample
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Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000298612_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

CINEDIGM CORP.
Annual Meeting of Stockholders
September 27, 2016 2:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Christopher J. McGurk and Gary S. Loffredo, or either of them, with full power of substitution, as proxies to vote at the Annual Meeting of Stockholders of CINEDIGM CORP. (the "Company") to be held on September 27, 2016 at 2:00 p.m. local time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and, in their discretion, upon such other matters as may come before the meeting. IF NO DIRECTION IS MADE, SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS BELOW. In addition, the shares will be voted as the Board of Directors of the Company may recommend with respect to any other business as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side

0000298612_2 R1.0.1.25